AGREEMENT

This AGREEMENT, dated as of December 18, 2009 (this “Agreement”), is by and among HIGHBURY FINANCIAL INC., a Delaware corporation (the “Company”), PEERLESS SYSTEMS CORPORATION, a Delaware corporation (“Peerless”), and TIMOTHY E. BROG (Mr. Brog and Peerless are collectively referred to herein as the “Peerless Parties”).

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to the stockholders of the Company definitive proxy materials for use in connection with the Company’s 2009 annual meeting of stockholders (the “Annual Meeting”), in which the Board of Directors of the Company (the “Board of Directors”) has proposed to elect two candidates nominated by the Board of Directors, Messrs. Hoyt Ammidon Jr. and John D. Weil (collectively, the “Company Nominees”), to the Board of Directors, each to serve as a director for a term of three years expiring in 2012 (the “Company Proposal”);

WHEREAS, the Peerless Parties have filed with the SEC and mailed to the stockholders of the Company definitive proxy materials for use in connection with the Annual Meeting, in which the Peerless Parties have proposed, among other things, to (i) elect Mr. Brog to the Board of Directors to serve as a director for a term of three years expiring in 2012, (ii) adopt a non-binding resolution that the Board of Directors amend the certificate of incorporation and the bylaws of the Company to eliminate the classified Board of Directors and (iii) adopt a non-binding resolution that the Board of Directors immediately redeem all rights under the Rights Agreement, dated as of August 10, 2009, between the Company and Continental Stock Transfer & Trust Company, and that the Board of Directors obtain prior stockholder approval of any future implementation of a shareholder rights plan (the proposals described in items (i) through (iii) above, collectively, the “Peerless Proposals”);

WHEREAS, the Company has solicited proxies from the stockholders of the Company to vote for the Company Proposal, and the Peerless Parties have solicited proxies from the stockholders of the Company to vote for the Peerless Proposals (such solicitation of proxies by the Company and the Peerless Parties to vote for their respective proposals submitted to the Annual Meeting is referred to herein as the “Proxy Contest”); and

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of December 12, 2009 (as the same may be amended or supplemented, the “Merger Agreement”), with Affiliated Managers Group, Inc., a Delaware corporation (“Parent”), and Manor LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company and a wholly owned subsidiary of Parent following the Merger, all in accordance with the terms and subject to the conditions set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Board Composition.  Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees that if (a) the Merger and the other transactions contemplated by the Merger Agreement are not consummated on or prior to July 16, 2010, or (b) the Merger Agreement has been terminated by any of the parties thereto, then as promptly thereafter as reasonably practicable, the Board of Directors, at a duly convened meeting, shall adopt such resolutions, and shall take all other necessary action in accordance with the certificate of incorporation and the bylaws of the Company, as necessary to increase the size of the Board of Directors and to appoint Mr. Brog to serve as a director of the Company for a term expiring at the 2012 annual meeting of stockholders of the Company, or until his successor is duly elected and has qualified, provided, however, that if the Merger is consummated Mr. Brog will resign as a director of the Company as of the effective time of the Merger.

Section 2. Termination of Proxy Contest; Withdrawal of Request for Stockholders List.

(a) Immediately following the execution and delivery of this Agreement by the parties hereto:

(i) the Peerless Parties shall cease all efforts, direct or indirect, in furtherance of the Proxy Contest and any related solicitation of proxies in connection with the Annual Meeting, and shall not vote, deliver or otherwise use any proxies heretofore obtained by the Peerless Parties from any stockholders of the Company in connection with the Proxy Contest; and

(ii) the Company shall cease all direct or indirect negative solicitation efforts relating to the Annual Meeting concerning the Peerless Parties and their respective Affiliated Persons.

(b) Each of the Peerless Parties hereby agrees that (i) such Peerless Party shall, or shall cause the holder or holders of record of the Company Voting Securities held by such Peerless Party (collectively, the “Peerless Securities”) on the record date for the Annual Meeting to, vote (or cause to be voted) all of the Peerless Securities at the Annual Meeting, or at any adjournment thereof, in favor of the election of each of the Company Nominees to the Board of Directors, and (ii) the Peerless Parties shall refrain from taking (and refrain from causing others to take) any action necessary to properly present any of the Peerless Proposals at the Annual Meeting.

(c) The Peerless Parties hereby irrevocably withdraw their demand for a stockholder list and other materials previously made pursuant to Section 220 of the Delaware General Corporation Law or otherwise, and shall promptly return to the Company all materials and summaries or duplicates thereof that have been delivered to the Peerless Parties or their respective representatives prior to the date hereof.

Section 3. Standstill.  Except as required under this Agreement, during the period commencing on the date hereof and ending upon the termination of this Agreement (the “Standstill Period”), each of the Peerless Parties hereby agrees that, without the prior approval of the Board of Directors (as evidenced by a formal resolution adopted by the Board of Directors and recorded in its minutes), it or he shall not, and it or he shall cause their respective Affiliated Persons not to, directly or indirectly:

(a) acquire, offer to acquire, agree to acquire, become the beneficial owner of or obtain any rights in respect of any Company Voting Securities;

(b) solicit proxies, assist any other Person in any way, directly or indirectly, in the solicitation of proxies, or otherwise become a “participant” in a “solicitation” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A under the Exchange Act, as in effect on the date of this Agreement) in opposition to any recommendation or proposal of the Board of Directors, or submit any proposal for the vote of stockholders of the Company (or any successor thereof) or recommend or request or induce or attempt to induce any other Person to take any such action, or seek to advise, encourage or influence any other Person with respect to the voting of Company Voting Securities (including, without limitation, by seeking written authorization or consent of holders of Company Voting Securities);

(c) join in or in any other way participate in a pooling agreement, syndicate, voting trust or other Group with respect to Company Voting Securities or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Company Voting Securities;

(d) take any action, alone or in concert with any other Person, to (i) seek to effect a change in control of the Company, its successors of any of their Affiliated Persons, (ii) seek to effect a Reorganization Transaction (other than the Merger) with respect to the Company, (iii) seek to effect any control or influence over the management of the Company, its successors or any of its Affiliated Persons, the Board of Directors or the policies of the Company, its successor or any of its Affiliated Persons, (iv) advise, assist or encourage or finance (or assist or arrange financing to or for) any other Person in connection with any of the matters restricted by, or to otherwise seek to circumvent the limitations of the provisions of, this Section 3 (any such action described in clauses (i) through (iv) of this Section 3(d), a “Company Transaction Proposal”), (v) publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another Person engage in a transaction or group of transactions that would result in a Company Transaction Proposal, (vi) initiate, request, induce, encourage or attempt to induce or give encouragement to any other Person to initiate, or otherwise provide assistance to any Person who has made or is contemplating making, any proposal that can reasonably be expected to result in a Company Transaction Proposal, or (vii) request a waiver, modification or amendment of any provisions of this Section 3;

provided, however, that nothing in this Section 3 shall prohibit the Peerless Parties from making a confidential proposal to the Special Committee of the Board of Directors that the Peerless Parties reasonably believe constitutes a Superior Proposal (as defined in the Merger Agreement).

Section 4. Voting Agreement.  Each of the Peerless Parties hereby agrees that until this Agreement is terminated in accordance with its terms, such Peerless Party shall, or shall cause the holder or holders of record of the Peerless Securities on any applicable record date to, be present for quorum purposes and vote (or cause to be voted) all of the Peerless Securities at any annual or special meeting, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, in accordance with the recommendation of the Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, provided that there is no change in the material terms from those in effect on December 12, 2009.

Section 5. Waiver of Appraisal Rights.  Each of the Peerless Parties hereby agrees not to exercise any appraisal rights or dissenter’s rights in respect of any shares of capital stock or other securities of the Company that such Peerless Party may be entitled to with respect to the Merger.

Section 6. Release and Covenant Not to Sue.

(a) Each of the Peerless Parties, in any and all capacities (including as a stockholder, employee, officer, director, consultant or service provider of the Company or any of its subsidiaries), for itself and for each of its affiliates, stockholders, directors, officers, employees, agents, representatives, successors and assigns, past, present and future (collectively, and including the Peerless Parties, the “Releasing Persons”), hereby agrees and confirms as follows:

(i) effective from and after the date of this Agreement, it hereby forever and fully releases and discharges the Company and each of its affiliates, controlling persons, directors, officers, stockholders, employees, agents, representatives, heirs, assigns, executors, administrators, predecessors and successors, past, present and future, in each case, both individually and in their official capacities (collectively, and including the Company, the “Released Persons”), and agrees to hold each Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses, damages, judgments, suits, issues and causes of action of any kind or nature whatsoever (collectively, “Claims”), whether known or unknown, suspected or unsuspected, matured or unmatured, contingent or absolute, hidden or concealed, regarding any matter whatsoever, that such Releasing Person has, could have, or in the future can or might assert in any court, tribunal or proceeding against any Released Person, and that have arisen, could have arisen, arise now, or hereafter arise out of any event, occurrence, or circumstance taking place on or prior to the date of signing of this Agreement; provided, however, that if a class-action lawsuit arising from events on or before the date of signing of this Agreement were to be filed on behalf of present or former Company stockholders without any direct or indirect involvement, instigation, or participation by any Peerless Party, then nothing in this release shall be deemed to prevent any Peerless Party from receiving its proportionate share of any benefit that may accrue to current or former Company stockholders by virtue of such class action lawsuit; and

(ii) from and after the date of this Agreement, (A) none of the Peerless Parties or any of their respective affiliates shall, without the prior consent of the Company, instigate, solicit, assist, intervene in, or otherwise voluntarily participate in any litigation or arbitration in which the Company, or any of its directors or officers, are named as parties with respect to any Claim arising out of any event, occurrence, or circumstance taking place on or prior to the date of signing of this Agreement; provided that the foregoing shall not prevent any Peerless Party or any of their respective Affiliated Persons and other affiliates from responding to a validly issued legal process, and (B) the Peerless Parties agree to give the Company at least five (5) business days notice of the receipt of any legal process requesting information regarding the Company or any of its directors or officers.

(b) The Company in any and all capacities, for itself and for each of its affiliates, stockholders, directors, officers, employees, agents, representatives, successors and assigns, past, present and future (collectively, and including the Company, the “Company Releasing Persons”), hereby agrees and confirms as follows:

(i)           effective from and after the date of this Agreement, it hereby forever and fully releases and discharges each of the Peerless Parties, and each of their respective affiliates, controlling persons, directors, officers, stockholders, employees, agents, representatives, heirs, assigns, executors, administrators, predecessors and successors, past, present and future, in each case, both individually and in their official capacities (collectively, and including Peerless and Mr. Brog, the “Company Released Persons”), and agrees to hold each Company Released Person harmless from, any and all  Claims, whether known or unknown, suspected or unsuspected, matured or unmatured, contingent or absolute, hidden or concealed, regarding any matter whatsoever, that such Company Releasing Person has, could have, or in the future can or might assert in any court, tribunal or proceeding against any Company Released Person, and that have arisen, could have arisen, arise now, or hereafter arise out of any event, occurrence, or circumstance taking place on or prior to the date of signing of this Agreement; and

(ii) from and after the date of this Agreement, (A) neither the Company nor any of its affiliates shall, without the prior consent of Peerless, instigate, solicit, assist, intervene in, or otherwise voluntarily participate in any litigation or arbitration in which the Peerless Parties , or any of their respective directors or officers, are named as parties with respect to any Claim arising out of any event, occurrence, or circumstance taking place on or prior to the date of signing of this Agreement; provided that the foregoing shall not prevent the Company or any of its Affiliated Persons and other affiliates from responding to a validly issued legal process, and (B) the Company agrees to give Peerless at least five (5) business days notice of the receipt of any legal process requesting information regarding the Peerless Parties or any of their respective directors or officers.

(c) Each of the parties hereby represents that (i) it has had sufficient time to consider this release of claims and to consult with an attorney or any other person of its choosing prior to signing this Agreement, (ii) it is signing this Agreement voluntarily and with a full understanding of its terms and (iii) in signing this Agreement (and the release of claims included herein), it has not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.

Section 7. Non-Disparagement.  From and after the date hereof, none of the parties hereto or any of their respective Affiliated Persons, affiliates, directors, officers, stockholders, employees, agents or representatives shall make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the other parties hereto or any of their respective affiliates, directors, officers, stockholders, employees, agents or representatives, past, present or future, in any document or report filed with or furnished to the SEC or any other governmental agency, in any press release or other publicly available format, or to any journalist or member of the media (including, without limitation, in any television, radio, newspaper or magazine interview).

Section 8. Expenses.  The Company hereby agrees to pay to Peerless $200,000 to reimburse it for its expenses incurred in connection with the Proxy Contest.  The Company agrees to pay such amount to Peerless within three (3) business days after the date hereof, by wire transfer of immediately available funds to an account designated by Peerless in writing.

Section 9. Public Announcement.  Each of the parties hereto may announce the execution and delivery by the parties of this Agreement and the material terms hereof by means of a press release, each of which shall be in form and substance reasonably acceptable to the other party hereto (it being understood that each party may include such press release in any document or report filed with or furnished to the SEC).  The parties shall use reasonable efforts to make such announcement on the same date and at the same time, unless otherwise required by applicable law.  Neither the Company nor the Peerless Parties shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the press release described in the preceding sentence of this Section 9, except (i) with the prior written consent of the other party or (ii) as required by applicable law or the rules of any stock exchange on which such party’s securities are traded; provided that in the case of clause (ii), the disclosing party shall use reasonable efforts to provide the other parties with an opportunity to review such announcement prior to its release to the extent feasible in complying with applicable law.

Section 10. Miscellaneous.

(a) Certain Definitions.

(i) “Affiliated Person” shall mean with respect to any Person, (A) such Person’s “immediate family” as defined in Rule 16a-1 under the Exchange Act, (B) any other Person of which such Person or his “immediate family”, individually or collectively, owns a majority of the voting securities (or in the case of a limited liability company or partnership, a majority of the economic interest or limited partnership interests, respectively, or, in the case of a trust, act as trustee or is a majority economic beneficiary of such trust), and (C) any fund or collectively investment vehicle in which such Person or any of the Persons described in clauses (A) or (B) hereof is a advisor, general partner, managing member or manager.

(ii) “Company Voting Securities” shall mean, collectively, (A) any shares of capital stock of the Company entitled to vote generally for the election of the directors of the Company during the term of this Agreement and (B) any other securities, warrants or options or rights of any nature (whether or not issued by the Company) that are convertible into, exchangeable for, or exercisable for, or otherwise give the holder thereof any rights in respect of (whether or not subject to the passage of time, contingencies or  contractual restrictions of any combination thereof), any security described in clause (A) of this definition.

(iii)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(iv) “Group” shall mean two or more Persons acquiring, holding, voting or disposing of securities which would constitute a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

(v) “Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

(vi) “Reorganization Transaction” shall mean (A) any merger, consolidation, recapitalization, liquidation or other business combination transaction involving the Company or any of its subsidiaries (or any successors to any of such entities), (B) any tender offer or exchange offer for any securities of the Company or any of its subsidiaries (or any successors to any of such entities) or (C) any sale or other disposition of assets of the Company or any of its subsidiaries (or any successors to any of such entities) in a single transaction or in a series of related transactions in each of the foregoing cases constituting individually or in the aggregate 5% or more of the assets of the Company (or any successor) or 5% or more of the then outstanding Company Voting Securities.

(b) Specific Performance.  Each of the parties hereto acknowledges that the other parties hereto will be irreparably harmed by any violations of any of the covenants or agreements of such party that are contained in this Agreement, and that there will be no adequate remedy at law for such violations.  It is accordingly agreed that, in addition to any other remedies which may be available to any of the parties hereto upon the breach by any other party hereto of such covenants and agreements, such party shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

(c) Termination.  This Agreement and all obligations hereunder shall terminate upon the earliest to occur of (i) mutual agreement of the Company and the Peerless Parties, (ii) the consummation of the Merger, (iii) August 13, 2010 or (iv) the termination of the Merger Agreement; provided, however, that the obligations set forth in Section 6 shall survive and continue in full force and effect following any such termination.  If following the date hereof, (i) the Company has breached in any material respect any of its covenants or agreements set forth herein, (ii) the Peerless Parties have provided written notice of such breach to the Company and (iii) such breach has not been cured within 30 days of delivery of such notice, all obligations of Peerless Parties hereunder (except under Section 6) shall terminate.  If following the date hereof, (i) the Peerless Parties have breached in any material respect any of their covenants or agreements set forth herein, (ii) the Company has provided written notice of such breach to the Peerless Parties and (iii) such breach has not been cured within 30 days of delivery of such notice, all obligations of the Company hereunder (except under Section 6) shall terminate.

(d) Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

(e) Entire Agreement.  This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties hereto.

(f) Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

(h) Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be an original, but each of which together shall constitute one and the same Agreement.

(i) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All noticed hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(A)	if to the Company, to:

Highbury Financial Inc.
999 18th Street
Suite 3000
Denver, Colorado 80202
Attention: Chief Financial Officer
Facsimile No.: 646-224-8222

with a copy to:

Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
Attention: Floyd I. Wittlin
Facsimile No.: 212-752-5378

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Michael W. Blair
Facsimile No.: 212-521-7531

(B)	If to the Peerless Parties, to:

Peerless Systems Corporation
2361 Rosecrans Ave.
Suite 440
El Segundo, CA 90245
Attention:  William Neil
Facsimile No.:  310-536-0058

with a copy to:

Timothy Brog
2 Coventry Lane
Riverside, CT 06878
Facsimile No.:  310-536-0058

Any party may by notice given in accordance with this Section 10(i) to the other parties to designate updated information for notices hereunder.

(j) Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

(k) Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Enforceability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

(m) Notice of Proposals.  Nothing in this Agreement shall prohibit the Peerless Parties from giving notice to the Company during the term of this Agreement relating to the nomination of directors or any other matter as to which a stockholder of the Company may properly make a proposal at the 2010 annual meeting of stockholders, provided, however, that such notice may not be given prior to the tenth day preceding the latest date it is required to be given in order to be considered timely under the Company’s advance notice by-law provisions.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HIGHBURY FINANCIAL INC.

By:	/s/ R. Bradley Forth
Name: R. Bradley Forth
Title: EVP & CFO

PEERLESS SYSTEMS COPORATION

By:	/s/ Timothy Brog
Name: Timothy Brog
Title: Chairman of the Board

TIMOTHY E. BROG

/s/ Timothy Brog